UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):        March 16, 2011

ScanSource, Inc.

(Exact Name of Registrant as Specified in Its Charter)

South Carolina	000-26926	57-0965380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Logue Court, Greenville, South Carolina 29615
(Address, Including Zip Code, of Principal Executive Offices)

(864) 288-2432
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)        On March 16, 2011, the Board of Directors (the “Board”) of ScanSource, Inc. (the “Company”) elected Steven H. Owings as a director of the Company, effective immediately. Mr. Owings is one of the founders of the Company and previously served as Chairman of the Board from the Company’s inception in December 1992 until December 2005. Mr. Owings also served as Chief Executive Officer of the Company from December 1992 until January 2000. Mr. Owings resigned his strategic advisor employee role and retired from employment with the Company effective March 16, 2011.

Mr. Owings will serve as a member of the Governance Committee of the Board. Other than as described below, there are no transactions between Mr. Owings or any member of his immediate family and the Company or any of its subsidiaries and there is no arrangement or understanding between Mr. Owings and any other persons or entities pursuant to which Mr. Owings was appointed as a director of the Company.

Mr. Owings was party to an employment agreement with the Company dated December 30, 2008 (the “Employment Agreement”), which was terminated effective March 16, 2011. Pursuant to the Employment Agreement, Mr. Owings received a salary of $300,000 per year, as well as health insurance and other employee benefits consistent with those offered to all salaried employees of the Company. Between July 1, 2010 and March 16, 2011, Mr. Owings received a total of $239,519.39 in compensation from the Company.

In connection with his retirement as an employee of the Company, effective March 16, 2011, Mr. Owings and the Company terminated the Employment Agreement and entered into a Founder’s Supplemental Executive Retirement Plan Agreement (the “Founder’s SERP”). Pursuant to the Founder’s SERP, the Company will establish an account (the “Account”) for Mr. Owings under the ScanSource, Inc. Nonqualified Deferred Compensation Plan (the “Nonqualified Plan”) and will contribute $2,350,000 to the Account. Mr. Owings is entitled to direct the manner in which the funds in the Account will be invested in accordance with the terms of the Nonqualified Plan. The Account balance will be paid to Mr. Owings in installments pursuant to a predetermined schedule. Except as otherwise provided in the Founder’s SERP, the Account will be administered in accordance with the terms and conditions of the Nonqualified Plan. In addition, the Founder’s SERP provides that Mr. Owings shall be entitled to obtain coverage under any group health plan or program provided by the Company to its active employees and their dependents. Mr. Owings is required to pay the amount of all premiums required for such coverage. Further, the Founder’s SERP includes a covenant not to compete that continues through January 2018.

In addition, upon his appointment to the Board, Mr. Owings became entitled to receive cash and equity compensation in the amounts paid to other non-employee members of the Board, on a prorated basis. To that end, Mr. Owings is entitled to receive a prorated portion of the annual retainer of $50,000 and will receive $750 for each Board meeting he attends and $500 for each committee meeting he attends.

Mr. Owings will also receive awards of restricted stock under the Company’s Amended and Restated Directors Equity Compensation Plan (the “Directors Plan”). On the day following each annual meeting of shareholders, each non-employee director of the Company receives an annual award of restricted stock, with the number of shares of restricted stock determined by dividing $80,000 by the fair market value of the Company’s common stock on the date of grant. Because Mr. Owings first became a non-employee director on a date other than a regularly scheduled annual meeting of shareholders, he will receive a restricted stock award for a prorated number of shares of restricted stock. The restricted stock granted under the Directors Plan may not be transferred or sold until it has vested. Restricted stock granted under the Directors Plan will vest in full on the day that is six months after the date of grant, or upon the earlier to occur of (i) the director’s termination of service as a director by reason of death, disability or retirement, or (ii) a change in control of the Company. If Mr. Owings terminates his service as a director for any other reason, he will forfeit all of his right, title and interest in and to the restricted stock as of the date of termination.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits 99.1 Press Release issued by ScanSource, Inc. on March 17, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScanSource, Inc.

Date: March 17, 2011	By: /s/ Michael L. Baur
Name: Michael L. Baur
Its: Chief Executive Officer

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